EXHIBIT 99.1


RELIANCE BANCORP, INC.
585 STEWART AVENUE                                TEL NO.:   (516) 222-9300
GARDEN CITY, NY 11530                             FAX:       (516) 222-1997

                                                          NEWS RELEASE



FOR IMMEDIATE RELEASE            March 18, 1998
                                 For Information Contact:
                                 Paul D. Hagan
                                 S.V.P. - Chief Financial Officer
                                 (516) 222-9300 extension 215


           RELIANCE BANCORP, INC. ANNOUNCES INCREASE IN THIRD QUARTER
                       CASH DIVIDEND FOR FISCAL YEAR 1998


Garden City, New York, March 18, 1998

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), today announced that its Board of Directors has declared a regular cash dividend of $0.18 per common share for the quarter ending March 31, 1998, an increase of $0.02 or 12.5% from the regular cash dividend paid for the second quarter of fiscal year 1998. The dividend will be payable on April 17, 1998 to stockholders of record on April 3, 1998.

Raymond A. Nielsen, President and Chief Executive Officer commented, "The Board of Directors' action to increase the cash dividend is reflective of the Company's strong cash earnings and consistent with the Company's stated objective of enhancing long term stockholder value."

Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank and has assets of $2.2 billion. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 30 banking offices, located in the Long Island, New York counties of Queens, Nassau and Suffolk. Reliance Federal is a consumer oriented financial institution specializing in providing deposit and credit services for its communities.